AMENDMENT

to Transfer Agency and Service Agreement

between

Homestead Funds

and

DST Asset Manager Solutions, Inc.

This Amendment is made as of this 9th day of April, 2019, effective as of April 15, 2019, between DST Asset Manager Solutions, Inc. (formerly known as Boston Financial Data Services, Inc.) and Each of the Entities, Individually and not Jointly as listed on Schedule A to the Transfer Agency and Service Agreement, as amended, dated September 18, 2008 (the “Agreement”).  In accordance with Section 16.1 (Amendment) and Section 17.2 (Additional Funds) the parties desire to amend the Agreement as set forth herein.

NOW THEREFORE, the parties agree as follows:

1.	Schedule A. The current Schedule A to the Agreement is replaced and superseded with the Schedule A attached hereto and dated April 15, 2019;

2.	All defined terms and definitions in the Agreement shall be the same in this amendment (the “April 9, 2019 Amendment”) except as specifically revised by this Amendment.

3.	Except as specifically set forth in this April 9, 2019 Amendment, all other terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

EACH OF THE ENTITIES INDIVIDUALLY AND NOT JOINTLY AS LISTED ON SCHEDULE A	DST ASSET MANAGER SOLUTIONS, INC.

By: /s/ Jennifer (Laurie) Webster	By: /s/ Rahul Kanwar

Name: Jennifer (Laurie) Webster	Name: Rahul Kanwar

Title: Chief Operations Officer	Title: Authorized Individual
As an Authorized Individual on behalf of each Entities listed on Schedule A

SCHEDULE A

Effective Date: April 15, 2019

Homestead Funds, Inc.:1

Daily Income Fund

Growth Fund

International Equity Fund

Short-Term Bond Fund

Short-Term Government Securities Fund

Small-Company Stock Fund

Stock Index Fund

Value Fund

Homestead Funds Trust:2

Intermediate Bond Fund

1	All funds listed above are series of Homestead Funds, Inc., an open-end investment company, organized as a Maryland corporation and registered with the Securities and Exchange Commission.

2	All funds listed above are series of Homestead Funds Trust., an open-end investment company, organized as a Massachusetts business trust and registered with the Securities and Exchange Commission.